EXHIBIT 99

  FOR IMMEDIATE RELEASE                       Contact: Mr. Charles R. Ofner
                                                             (281) 496-5000


  Reading & Bates Secures Commitment for Extension of "Jack Bates" Contract

  December 16, 1997, Houston, Texas.Reading & Bates Corporation (RB-NYSE) announced today that Mobil North Sea Limited has extended the contract for the fourth-generation semisubmersible "Jack Bates" for a firm period of two years or eight wells, whichever is longer. Additionally, the extension provides for two additional option periods of one year each, with rates for each period to be mutually agreed. Total value of this extension is estimated at $146.7 million, assuming a two-year period. The extension is expected to commence during the fourth quarter of 1998, upon completion of the primary term of the rig's current contract with Mobil. The "Bates" will be capable of operating year round in up to 5400 feet of water west of Shetland in the U.K. North Atlantic.

  Paul B. Loyd, Jr., Reading & Bates Chairman, Chief Executive Officer and President stated, "We are very pleased to have received this additional commitment for the "Bates" from our valued client Mobil North Sea Limited. The rig is the world's only unit capable of drilling year round in the intended water depths in one of the world's harshest environments. We believe this contract extension once again confirms Reading & Bates as the industry's technological leader in deep water/harsh environment and reconfirms the strength of the exciting worldwide deepwater drilling market."

  Reading & Bates Corporation is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., engages in the business of acquiring interests in offshore oil and gas properties and thereby participates in reservoir risk sharing. Through its TOPS joint venture, a full range of field development contracting alternatives is offered to oil and gas companies, including such services as drilling, marine and subsea construction and production services. In July Reading & Bates and Falcon Drilling Company Inc. announced that they have agreed to combine their companies into a new company-R&B Falcon Corporation-which will operate the world's largest offshore drilling fleet.

  Note to editors: For clarification, Reading & Bates does not have any interest in the properties relevant to the above-mentioned announcement.

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